Exhibit 99.03
Page 1
Southern Company
Significant Factors Impacting EPS

	Three Months Ended March
	2023	2022	Change
Earnings Per Share–
As Reported[1] (See Notes)	$0.79	$0.97	$(0.18)

Significant Factors:
Traditional Electric Operating Companies			$(0.16)
Southern Power			0.03
Southern Company Gas			(0.01)
Parent Company and Other			(0.02)
Increase in Shares			(0.02)
Total–As Reported			$(0.18)

	Three Months Ended March
Non-GAAP Financial Measures	2023	2022	Change
Earnings Per Share–
Excluding Items (See Notes)	$0.79	$0.97	$(0.18)

Total–As Reported			$(0.18)
Less:
Estimated Loss on Plants Under Construction[2]			—
Loss on Extinguishment of Debt[3]			—
Total–Excluding Items			$(0.18)
- See Notes on the following page.

Exhibit 99.03

Southern Company
Significant Factors Impacting EPS

Notes
(1)Dilution is not material in any period presented. Diluted earnings per share was $0.79 and $0.97 for the three months ended March 31, 2023 and 2022, respectively.
(2)Earnings for the three months ended March 31, 2023 and 2022 also include charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Mississippi Power Company expects to incur additional pre-tax period costs to complete dismantlement of the abandoned gasifier-related assets and site restoration activities, including related costs for compliance and safety, asset retirement obligation accretion, and property taxes, net of salvage, totaling approximately $15 million annually through 2025. Additionally, further charges and credits related to estimated probable losses on Georgia Power Company's construction of Plant Vogtle Units 3 and 4 may occur; however, the amount and timing are uncertain.
(3)Earnings for the three months ended March 31, 2023 include costs associated with the extinguishment of debt at Southern Company. Similar transaction costs may occur in the future at Southern Company or one of its unregulated subsidiaries; however, the amount and timing of any such costs are uncertain.